KPMG Audit PLc
     PO Box 695               Tel  +44 (0) 171-311 1000
     8 Salisbury Square       Fax + 44 (0) 171-311 3311
     London EC4Y 8BB          Telex 881141 KPMGLO G
     United Kingdom           DX 38050 Blackfriars



The Board of Directors
Federal-Mogul Corporation
26555 Northwester Highway
Southfield                         Our ref   mac-16/hh/560
Michigan 48034
United States of America


28 May 1998




Dear Sirs

S-3 Registration Statement

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related prospectus for the registration of convertible preferred securities of Federal-Mogul Financing Trust and convertible junior subordinated debentures, common stock and convertible preferred securities guarantee of Federal-Mogul Corporation, of our report dated 17 February 1998 in respect of the consolidated balance sheets of T&N plc and its subsidiaries at 31 December 1997 and 31 December 1996, and the related consolidated profit and loss accounts, reconciliations of movements in shareholders' funds and consolidated cash flow statements for each of the years in the three year period ended 31 December 1997 which appears in the Form 8-K of Federal-Mogul Corporation dated 7 April 1998 and to the references to our firm under the heading "Experts" in the registration statement and related prospectus.

Yours faithfully

/s/ KPMG Audit Plc

KPMG Audit Plc